                                                                   EXHIBIT 10.17

eBAY INC.
2005 HAMILTON AVENUE, SUITE 270
SAN JOSE, CA 95125

                              September 15, 1997
Gary Bengier
1128 Wawona St.
San Francisco, CA 94116

Dear Gary:

     eBay, Inc. (the "Company" or "eBay") is pleased to offer you the position "CFO, Vice President of Finance, at a salary, payable every other week, which is equivalent to a yearly salary of $125,000.00.

     eBay, Inc. is also pleased to inform you that you will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you will be granted an option for the purchase of 175,000 shares of the Company's Common Stock. The option will be granted under the Company's Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option; provided, however, that if a "Liquidation Event" occurs during your first year of employment, options will vest, at the end of each month, with respect to 1/48 of the shares subject to the option.

     For the purpose of this offer letter, a "Liquidation Event" is defined as a sale of all or substantially all of the assets of the Corporation or any transaction, or series of transactions, including without limitation a merger, consolidation, or other corporate reorganization of the Corporation with or into any other corporation or corporations in which more than fifty percent (50%) of the outstanding voting power of this Corporation is disposed of or transferred, irrespective of the form of payment made in such transaction or series of transactions.

     The Company asks that you complete the "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing eBay's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of eBay or its employees. This Agreement does not prevent a former employee from using his or her general
               --------
knowledge and experience-no matter when or how gained-in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.

     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

     We hope that you and eBay will find mutual satisfaction with your employment. All of us at eBay are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter to me.

     Your starting date for commencement of employment will be November 3, 1997, unless otherwise mutually agreed in writing.

     This officer, if not endorsed will expire at 7:00 p.m. on Sept. 15, 1997.

Very truly yours,                  ACCEPTED:

/s/ Jeffrey Skoll                  /s/ Gary Bengier    September 15, 1997
-----------------                  ----------------    ------------------
Jeffrey Skoll                      Gary Bengier        Date
President


/s/ Pierre Omidyar
------------------
Pierre Omidyar
CEO